Exhibit 4.3
SUPPLEMENT NO. 2
TO
TRUST INDENTURE
     THIS SUPPLEMENT NO. 2, dated as of November 15, 2002 (this “Supplement No. 2”), to that certain Trust Indenture, dated as of August 16, 2000, as amended by Supplement No. 1 to Trust Indenture, dated as of January 25, 2002 (as amended, the “Indenture”), is by and between WILMINGTON TRUST COMPANY, a Delaware banking corporation, as indenture trustee (the “Indenture Trustee”), and CAL DIVE I-TITLE XI, INC., a Texas corporation (the “Shipowner,” and together with the Indenture Trustee, the “Parties”).
     WHEREAS, pursuant to Title XI of the Merchant Marine Act, 1936, as amended, the Secretary pursuant to the Guarantee Commitment, dated as of August 16, 2000, as amended by Amendment No. 1 thereto, dated as of January 25, 2002, agreed to a redetermination of the Actual Cost of the Q4000 (the “Vessel”) of $183,065,667, and agreed to guarantee Obligations in an amount which will not exceed 87-1/2% of Actual Cost, or Depreciated Actual Cost, as the case may be, as determined pursuant to Amendment No. 1 to Security Agreement, dated as of January 25, 2002, and as reflected in Table A thereto, as the same may be redetermined from time to time;
     WHEREAS, Supplement No. 1 to Trust Indenture, dated as of January 25, 2002, provided, inter alia, for the issuance of Obligations in an aggregate principal amount not exceeding $160,182,000;
     WHEREAS, pursuant to Amendment No. 2 to the Credit Agreement, dated the date hereof, the Lenders have agreed, inter alia, to change the Final Disbursement Date and Stated Maturity of the Floating Rate Note;
     WHEREAS, pursuant to Amendment No. 2 to Guarantee Commitment, dated the date hereof, the Secretary has agreed to the issuance by the Shipowner, under the Trust Indenture, of a Floating Rate Note changing the Stated Maturity.
     WHEREAS, pursuant to the Indenture, the Parties wish to enter into this Supplement No. 2 to reflect the actual Delivery Date, to change the Stated Maturity of the Floating Rate Note, and to make other technical amendments;
     WHEREAS, Sections 10.04 and 10.05 of Exhibit 1 to the Indenture provides that the Shipowner and the Indenture Trustee may, with the consent of the Secretary, and all Obligees affected thereby, from time to time, enter into indentures supplemental thereto for the purpose, among other things, of changing the Stated Maturities of the Obligations; and
     WHEREAS, pursuant to Sections 10.04 and 10.05 of Exhibit 1 to the Indenture, 100% of the Obligees and the Secretary have consented to this Supplement No. 2.

     NOW THEREFORE, in consideration of the mutual rights and obligations set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS; OFFICER’S CERTIFICATE; OPINIONS OF COUNSEL
     SECTION 1.01. Definitions. Schedule A to the Indenture is hereby modified by amending or adding the following definitions:
     “Delivery Date” means March 28, 2002, the date on which the Vessel was delivered and accepted by the Shipowner.
     “First Amended and Restated Floating Rate Note” means the first amended and restated Floating Rate Note, dated as of January 25, 2002, issued pursuant to Supplement No. 1 to Trust Indenture.
     “Floating Rate Note” means the Second Amended and Restated Floating Rate Note, dated as of the date hereof, substantially identical to the form of Exhibit A to this Supplement No. 2, appropriately completed.
     “Supplement No. 2 to Trust Indenture” means this Supplement No. 2 to Trust Indenture, dated as of November 15, 2002.
ARTICLE II
THE OBLIGATIONS
     The Indenture shall be modified and supplemented as follows:
     SECTION 2.01. The Obligations. Section 2(a) of the Special Provisions of the Indenture, as amended by Supplement No. 1 to Trust Indenture, is deleted in its entirety and the following is substituted therefor:
“(a) The Obligations issued hereunder shall be a Floating Rate Note designated the “United States Government Guaranteed Ship Financing Note, Q4000 Series,” and shall be in the form of Exhibit A to Supplement No. 2 to Trust Indenture and, when issued, Fixed Rate Bonds, designated the “United States Government Guaranteed Ship Financing Bonds, Q4000 Series,” which shall be in the forms of Exhibits 3 and 4 to the Indenture, as amended by Supplement No. 1 to Trust Indenture; and the aggregate principal amount of Obligations which may be issued and Outstanding under this Indenture shall not exceed $160,182,000.”

     SECTION 2.02. Scheduled Mandatory Redemptions. (i) The first paragraph of Section 4(a) of the Special Provisions of the Indenture, as amended by Supplement No. 1 to Trust Indenture, is deleted in its entirety and the following is substituted therefor:
“(a) Scheduled Mandatory Redemption. The Obligations are subject to redemption at a Redemption Price equal to 100% of the principal amount thereof, together with interest accrued thereon to the applicable Redemption Date, through the operation of scheduled repayment providing for the semiannual redemption on August 1 and February 1 of each year, commencing on August 1, 2002, of the principal amount of Obligations as specified in the Obligations, plus interest accrued thereon to the Redemption Date so that the semiannual mandatory redemption of the aggregate principal amount of the Obligations Outstanding shall be in the principal amount set forth in the second revised amortization schedule (the “Second Revised Amortization Schedule”) which is Exhibit B to Supplement No. 2 to Trust Indenture, as the same may be revised as provided in the Indenture. There shall be a final redemption of the remaining outstanding principal of the Floating Rate Note no later than the earlier of (i) February 1, 2012, or (ii) the date upon which the Trigger Event (as hereinafter defined) shall occur, and a final redemption of the remaining outstanding principal of the Fixed Rate Bonds on February 1, 2027. The Stated Maturities of the Serial Bonds shall be earlier than the Stated Maturities of the Sinking Fund Bonds.”
     (ii) The second paragraph of Section 4(a) of the Special Provisions of the Indenture, as amended by Supplement No. 1 to Trust Indenture, is further amended by deleting said paragraph in its entirety and by substituting the following therefore:
“Notwithstanding the foregoing provisions of this subsection (a), if the principal amount of Outstanding Obligations shall be reduced by reason of any redemption pursuant to Sections 3.04 or 3.06 of Exhibit 1 to this Indenture, the principal amount of Obligations to be redeemed pursuant to this subsection (a) on each subsequent Redemption Date for such Obligations shall be reduced by an amount equal to the principal amount of such Obligations retired by reason of such redemption pursuant to Sections 3.04 or 3.06 of Exhibit 1 hereto allocated to each Redemption Date occurring thereafter in amounts scheduled in a revised Amortization Schedule, as approved by the Secretary no later than (i) February 1, 2012 in the case of the Floating Rate Note; (ii) the respective Stated Maturities of the Serial Bonds; and (iii) February 1, 2027, in the case of the Sinking Fund Bonds (subject to such increase as shall be necessary so that the total principal amount of Obligations to be redeemed on any such Redemption Date shall be an integral multiple of ($1,000); provided, that, if less than all of the Fixed Rate Bonds are to be redeemed under any provision of the Indenture, the Fixed Rate Bonds selected for redemption shall be in inverse order of Stated Maturity and; provided, further, that the entire unpaid principal amount of the Outstanding Obligations shall be paid no later than February 1, 2012 in the case of the Floating Rate Note, at their respective Stated Maturities in the case of the Serial Bonds and on February 1, 2027 in the case of the Sinking Fund Bonds. The Shipowner, shall, in accordance with Section 3.02(e) of Exhibit 1 hereto, promptly after each redemption pursuant to Sections 3.04 or 3.06, furnish to the Secretary, the Indenture Trustee and each Holder a revised Amortization Schedule of scheduled repayments of the Obligations reflecting the reductions made pursuant to this subsection (a) as a result of such redemption.”
     SECTION 2.03. The first sentence of Paragraph 4(g)(i) of the Special Provisions of the Indenture, as amended by Supplement No. 1 to Trust Indenture, is deleted in its entirety and the following is substituted therefor:
“(g) Fixed Rate Bond Interest Rate Protection.
     (i) The Shipowner shall convert, upon the occurrence of a Trigger Event, the outstanding indebtedness under the Floating Rate Note to indebtedness under the Fixed Rate Bonds, which Fixed Rate Bonds shall have a maturity of no later than February 1, 2027.”
     SECTION 2.04. Concerning Section 2.02 of Exhibit 1 to the Indenture. Section 5(f) of the Special Provisions of the Indenture, as amended by Supplement No. 1 to Trust Indenture, is deleted in its entirety, and the following inserted in lieu thereof:
“Prior to the earlier of (i) February 1, 2012, or (ii) the date upon which the Trigger Event shall occur, the Shipowner may enter into amendments to the Guarantee Commitment, supplements to the Indenture, and amendments to the Authorization Agreement and such other documents as may be necessary or advisable to provide for one or more issuances of Fixed Rate Bonds in the form of Exhibit 3 hereto for the Serial Bonds and in the form of Exhibit 4 hereto for the Sinking Fund Bonds, as amended by Supplement No. 1 to Trust Indenture, for the purpose of repaying the Floating Rate Note and/or financing an amount up to, but not exceeding, the Available Amount (which amount shall be deposited into the Escrow Fund established by the Security Agreement), and/or financing an amount up to, but not exceeding, 87-1/2% of the Depreciated Actual Cost of the Vessel; provided, however, that the

Shipowner shall have obtained, and the Shipowner and Indenture Trustee shall have received, the prior written consent of the Secretary; provided, further, that (a) except for the final issuance or in the case of the Trigger Event, each issuance of the Fixed Rate Bonds must be in a minimum aggregate principal amount of $20,000,000, and (b) the proceeds from the issuance of the Fixed Rate Bonds shall be used to pay off, satisfy and cancel all or a portion of the outstanding principal amount of the Floating Rate Note, or for deposit into the Escrow Fund and disbursement therefrom in accordance with Article V of the Security Agreement for items of Depreciated Actual Cost; and provided, finally, that in the absence of the Trigger Event, the Floating Rate Note need not be paid off in its entirety and need only be reduced by the net proceeds from the issuance of the Fixed Rate Bonds allocated by the Shipowner to such reduction.”
SECTION 2.05. Concerning Section 2.10 of Exhibit 1 to the Indenture.
     (a) The First Amended and Restated Floating Rate Note may be transferred at the Corporate Trust Office, by surrender of the First Amended and Restated Floating Rate Note for cancellation, accompanied by an instrument of transfer in form satisfactory to the Shipowner and the Indenture Trustee, duly executed by the registered Obligee or his duly authorized attorney, and thereupon the Shipowner shall execute, and the Indenture Trustee shall authenticate and deliver in the name of the transferee, a new Floating Rate Note and the Guarantee of the United States thereon, in the form of Exhibit A to this Supplement No. 2.
     (b) On and after the date of this Supplement No. 2, the Shipowner shall not execute and the Indenture Trustee shall not authenticate, transfer, exchange or deliver any Obligation in the form of Exhibit 2 to the Indenture, but only in the form of Exhibit A to this Supplement No. 2, and Exhibits 3 and 4 to the Indenture (as supplemented by Supplement No. 1 to Trust Indenture) or in such form as may be authorized in a further supplement to this Indenture.
ARTICLE III
SECOND REVISED AMORTIZATION SCHEDULE
     SECTION 3.01. Second Revised Amortization Schedule. Attached hereto as Exhibit B to this Supplement No. 2, and in accordance with Section 3.02(e) of Exhibit 1 to the Indenture, is the Second Revised Amortization Schedule of scheduled repayments of the Obligations reflecting the changes in redemption of the principal amount of the Obligations in accordance with the Indenture as supplemented by this Supplement No. 2. The Second Revised Amortization Schedule replaces the Amortization Schedule set forth in Attachment 1 to the original Indenture, as supplemented by Supplement No. 1 to Trust Indenture.

ARTICLE IV
MISCELLANEOUS PROVISIONS
     SECTION 4.01. The Indenture Trustee accepts the modifications of the Indenture hereby effected only upon the terms and conditions set forth in the Indenture, as supplemented and amended by Supplement No. 1 to Trust Indenture and this Supplement No. 2.
     SECTION 4.02. All capitalized terms used herein which are not otherwise defined herein have the meanings set forth in Schedule A to the Indenture, as supplemented and amended by Supplement No. 1 to Trust Indenture and this Supplement No. 2.
     SECTION 4.03. Except as so amended, the provisions of the Indenture are hereby confirmed, and shall remain in full force and effect.
     SECTION 4.04. This Supplement No. 2 may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     SECTION 4.05. Notwithstanding any provision herein, in the event there are any inconsistencies between the original of this document held by the Secretary, and an original held by the other party to this transaction, the provisions of the original held by the Secretary shall prevail.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, this Supplement No. 2 to Trust Indenture has been duly executed by the Parties on the day and year first above written.

CAL DIVE I-TITLE XI, INC.,
as Shipowner

		By	/s/ A. WADE PURSELL

Name: A. Wade Pursell
Title: Vice President
Attest:

By	/s/ JAMES LEWIS CONNOR, III

Name: James Lewis Connor, III
Title: Vice President

WILMINGTON TRUST COMPANY,
as Indenture Trustee

		By	/s/ MARY C. ST. AMAND

Name: Mary C. St. Amand
Attest:			Title: Assistant Vice President

By	/s/ W. T. MORRIS, II

Name: William T. Morris, II
Title: Corporate Financial Services Officer